EXHIBIT 10.15

ACTIVCARD

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of May 29, 2004 (the “Effective Date”) by and between ActivCard Corp., a Delaware corporation, and Ben C. Barnes (the “Executive”). ActivCard Corp. together with its affiliates and subsidiaries, including ActivCard, Inc., a California corporation, are referred to collectively in this Agreement as the “Company.”

1 POSITION

a. Title; Office. Executive will serve as the Chief Executive Officer of ActivCard Corp. commencing on May 31, 2004 or such other date as is mutually agreed by Executive and the Company (the “Employment Date”). Executive will be employed by ActivCard, Inc. and Executive’s office will be located at the Company’s headquarters at 6623 Dumbarton Circle, Fremont, California.

b. Duties. Executive shall be responsible for all of the duties normally attributed to the Chief Executive Officer of any company. Executive shall report to the ActivCard Corp. Board of Directors (the “Board of Directors”) and shall perform such other duties as the Board of Directors may from time to time require, consistent with the general level and type of duties and responsibilities customarily associated with the position of Chief Executive Officer. In addition, upon Executive’s election to the Board of Directors and during the term of this Agreement, Executive shall serve without any additional compensation as a member of the Board of Directors. Upon termination of Executive’s employment for any reason, Executive shall resign as a member of the Board of Directors.

c. Other Obligations. Executive agrees to the best of Executive’s ability and experience that he will at all times loyally and conscientiously perform all of the lawful duties and obligations required of Executive pursuant to and consistent with the terms of this Agreement, and will do so to the reasonable satisfaction of the Board of Directors. During the term of Executive’s employment, Executive further agrees that Executive will devote all of Executive’s business time and attention to the business of the Company, except that Executive may engage in a reasonable amount of related and complementary activities which are consistent with the position of Chief Executive Officer but do not interfere with Executive’s duties to the Company. Executive will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Board of Directors.

2 COMPENSATION

a. Base Salary. During Executive’s employment, Executive will be paid an annual salary of no less than $300,000. Executive’s salary will be payable in equal bimonthly installments pursuant to the Company’s regular payroll practices (or in the same manner as other employees of the Company), and shall be subject to the usual, required withholding of income and employment taxes. Executive’s annual salary of $300,000 together with any increases thereto, shall be referred to in this Agreement as “Base Salary.” Base Salary will be subject to annual review by, and increase at, the sole discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”).

b. Incentive Bonus. Executive will be eligible for an annual bonus (“Target Bonus”) of up to $150,000. The Target Bonus will be based on personal and Company fiscal year performance and be paid in February of the following fiscal year, with 50% of the Target Bonus based on the achievement of financial objectives and 50% of the Target Bonus based on the achievement of other non-financial performance objectives as determined by the Compensation Committee each year. Notwithstanding the foregoing, for 2004, the Company will pay Executive a Target Bonus of $150,000, prorated based on the number of days Executive is employed prior to the 2004 year-end.

3 EMPLOYEE BENEFITS

a. Executive Benefits. During Executive’s employment, Executive shall be eligible to participate in the employee benefits plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including the Company group health insurance, dental insurance, long-term disability and 401(k) plans. Executive shall accrue vacation time at a rate of four weeks per annum in accordance with the Company’s standard policy. The Company reserves the right to cancel or change the employee benefit plans and programs it offers to its employees at any time. Executive will be given a copy of the Company’s Executive handbook and employee benefit plan documents which will describe more fully these and other benefits of Executive’s employment, as well as the personal policies and procedures which apply to employment with the Company.

b. Term Life Insurance. During the term of Executive’s employment, the Company will provide Executive term life insurance of $500,000, naming Executive’s spouse as beneficiary under such policy.

4 EXPENSE REIMBURSEMENT

Executive will be authorized to incur ordinary, necessary and reasonable travel, entertainment and other business expenses in connection with Executive’s duties. The Company shall reimburse Executive for such expenses upon presentation of appropriate supporting documentation in accordance with the Company’s standard reimbursement policy.

5 STOCK AWARDS

a. Initial Stock Grant. In connection with the commencement of Executive’s employment, the Company will grant Executive a restricted stock award (the “Initial Award”) to purchase 10,000 shares of ActivCard Corp. Common Stock at a purchase price of $0.001 per share (the “Initial Shares”). The Initial Shares will vest in full upon Executive’s completion of one year of service measured from the Employment Date.

b. Supplemental Stock Grant. The Company will grant Executive a supplemental restricted stock award (the “Supplemental Stock Award”) to purchase 100,000 shares of the ActivCard Corp. Common Stock at a purchase price of $0.001 per share (the “Supplemental Shares”). If the Company substantially meets the financial and non-financial goals set forth in the Company’s business plan through the first fiscal quarter of 2005 as set forth in Exhibit A hereto and as determined by the Compensation Committee in its reasonable discretion, the Supplemental Shares will vest with respect to 25% thereof on each of June 1, 2005, June 1, 2006, June 1, 2007 and June 1, 2008.

c. Option Grant. The Company will grant Executive options (the “Options”) on or before the Employment Date to purchase an aggregate of 500,000 shares of ActivCard Corp. Common Stock (the “Option Shares”). The Options will have an exercise price equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors. The Options will vest with respect to (i) 25% of the Option Shares upon Executive’s completion of one year of service measured from the Employment Date and (ii) the balance of the Option Shares in a series of 36 successive equal monthly installments upon Executive’s completion of each additional month of service over the three-year period measured from the first anniversary of the Employment Date. Vesting of the Options will depend on Executive’s commencement of and continued employment with the Company. To the maximum extent permissible, the Options will be in the form of incentive stock options granted under, and subject to the terms of, the ActivCard Corp. 2002 Stock Option Plan (the “Option Plan”). The remaining Options will be non-qualified options granted outside the Option Plan, but will have the same terms as options granted pursuant to the Option Plan.

d. Change of Control. If there is a “Change of Control” (as defined below), and within twelve months following the Change of Control, the Company or successor corporation terminates Executive’s employment without “Cause” (as defined below) or Executive resigns Executive’s employment for “Good Reason” (as defined below), the vesting of Executive’s remaining unvested restricted stock and unvested options will accelerate as follows: if the Change of Control occurs (i) on or before the first anniversary of the Employment Date, then vesting shall accelerate as to the number of unvested restricted shares and options Executive then holds that would otherwise have vested during the 24-month period following Executive’s termination date, (ii) after the first anniversary and on or before the second anniversary of the Employment Date, then vesting shall accelerate as to the number of unvested restricted shares and options Executive then holds that would otherwise have vested during the 36-month period following Executive’s termination date and (iii) after the second anniversary of the Employment Date, then vesting shall accelerate as to 100% of the unvested restricted shares and options Executive then holds. If the accelerated vesting of the shares and options as provided in the foregoing sentence causes the amounts received by Executive to constitute a “Parachute Payment” as such term is defined in Section 280G of the Internal Revenue Code of 1986 (the “Code”) or be subject to the excise tax imposed pursuant to Section 4999 of the Code (together, the “Excise Tax”), then (x) if a reduction of $50,000 or less in the amounts constituting Parachute Payments would eliminate the Excise Tax, such amounts constituting Parachute Payments shall be reduced (including a reduction in acceleration of such shares and options if necessary) to the extent necessary to avoid causing the Excise Tax, or (y) if the Parachute Payments received by Executive which trigger the Excise Tax are greater than $50,000, no such reduction shall be required and Executive will be entitled to an additional cash payment in an amount sufficient, after payment of income and additional Excise Tax, to pay the Excise Tax due and owing with respect to the accelerated vesting hereunder.

e. Other Terminations. If Executive’s employment is terminated by the Company with Cause, all unexercised Options, whether vested or unvested, shall terminate immediately. If Executive’s employment is terminated by the Company without Cause or by Executive with Good Reason, all unvested Options will terminate and Executive may exercise vested options as permitted under the terms of the Option Plan, subject to the expiration dates set forth therein. In addition, upon termination of Executive’s employment by the Company with or without Cause or by Executive with or without Good Reason, the Company will repurchase any of the Initial Shares or Supplemental Shares which are not vested at the date of termination at a purchase price equal to the purchase price paid by Executive.

f. Documentation; Employment Relationship. In connection with the grant of the Initial Stock Award, the Supplemental Stock Award and the Options, Executive agrees to execute the Company’s form restricted stock and stock option agreements, except as modified to reflect the terms herein. Any right to purchase the Initial Shares, the Supplemental Shares or the Option Shares over time in no way alters the employment “at will” relationship described below.

6 SEVERANCE

a. Benefits. If Executive’s employment with the Company is terminated by the Company without Cause or by Executive with Good Reason, then Executive shall be entitled to receive the following severance benefits:

(i). one year of Base Salary, less applicable withholding taxes, payable in a lump sum;

(ii). the Target Bonus compensation of $150,000 or 100% of the then-current Target Bonus amount, which will be pro-rated, based on the number of days Executive is employed in the fiscal year, less applicable withholding taxes, payable in a lump sum in February of the following fiscal year; and

(iii). continued group life, health and dental benefits for Executive, his spouse and dependents at the same level of coverage as in effect for Executive on the day immediately preceding the day of termination of employment at no cost to Executive or his family for a period ending on the earlier of (a) twelve months after the date of termination of employment and (b) the date that Executive is eligible to receive group life, health and dental benefits through a new employer.

b. Conditions. Payment by the Company of any severance benefits and the acceleration of any stock awards is conditioned upon (i) Executive’s execution of a general release in the form of the Settlement Agreement and Release attached hereto as Exhibit B and (ii) Executive’s resignation as a member of the Board of Directors of ActivCard Corp.

c. No Benefits. Executive shall not be entitled to receive any severance payments or benefits upon termination of Executive’s employment by the Company with Cause or by Executive without Good Reason, other than vested benefits under the Company’s pension plans or other employee benefit plans or programs.

d. No Mitigation; No Offset. Executive shall not be required to mitigate the amount of payments, if any, provided for in this Section 6 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 6(a)(i) and (ii) be reduced by any compensation earned by Executive as the result of employment by another employer after the date of termination.

e. Cooperation. If Executive is entitled to receive benefits pursuant to Section 6(a) hereof, Executive agrees that, for a period of twelve months following the date of termination of Executive’s employment, Executive shall cooperate and from time to time, on reasonable advance notice from the Company, make himself available on a limited basis and subject to any obligations or duties of Executive to a new employer, to assist the Company with respect to general matters involving the transition of a new chief executive officer, strategic transactions upon which the Executive worked during his employment or any legal proceedings that are based on or directly related to events or transactions occurring during Executive’s employment by the Company that reasonably require his personal testimony or involvement. The Company shall reimburse Executive for his out-of-pocket expenses relating to his compliance with his obligations set forth herein and Executive shall be fully covered and protected under the Company’s indemnification policies with respect to his activities hereunder.

7 DEATH OR DISABILITY

Executive’s employment shall terminate automatically in the event of Executive’s death or “Disability” (as defined below). In the event Executive’s employment terminates for death or Disability, Executive will receive death or disability benefits in accordance with Company standard benefit plans.

8 CERTAIN DEFINITIONS

a. “Good Reason.” As used in this Agreement, a resignation for “Good Reason” will occur if Executive resigns Executive’s employment as follows: (i) within 60 days after a material reduction in Executive’s primary duties and responsibilities, including the failure by any successor to the Company to appoint and maintain Executive as Chief Executive Officer of the Company or its successor entity, or the failure to appoint and maintain Executive as Chief Executive Officer of the controlling corporation following a Change of Control; (ii) within 30 days after any reduction of Executive’s starting Base Salary or level of employee benefits as set forth herein; provided that a reduction of Executive’s Base Salary by not more than 15% or level of employee benefits, if similar reductions are made across the board to the salary or level of employee benefits, as applicable, of other employees of the Company, shall not constitute “Good Reason” under this clause (ii); (iii) at any time prior to the occurrence of a Change of Control, within 30 days of the Company’s failure to elect and maintain Executive as a member of the Company’s Board; (iv) within 30 days of a material breach of this Agreement by the Company following written notice to the Company of such breach and a reasonable opportunity to cure such breach, if curable; (v) within 30 days of the failure by any of the Company’s successors or assigns to assume the obligations to Executive under this Agreement; or (vi) within 30 days after the Company relocates Executive to an office or location that is more than 30 miles from Fremont, California.

b. “Cause.” As used in this Agreement, “Cause” shall mean any of the following:

(i). Failure to Perform Duties. Executive willfully refuses to use Executive’s best efforts to carry out the lawful material duties consistent with Executive’s position and as directed by the Board of Directors, and after written notice thereof which sets forth in detail the specific respects in which the Board of Directors believes Executive has not substantially performed Executive’s duties, Executive fails to correct such behavior within 30 days after being served with written notice, or such shorter period as is reasonably determined by the Board of Directors in good faith and set forth in such written notice;

(ii). Adverse Conduct. Executive is convicted of, pleas “guilty” or “no contest” to a felony offense or commits any act of misconduct which is materially detrimental to the reputation of the Company, or intentionally commits an act of dishonesty, fraud, embezzlement, misappropriation or financial dishonesty against the Company; or

(iii). Breach Agreement or Policy. Executive materially breaches this Agreement, the Confidentiality Agreement, or any other material written agreement between Executive and the Company or Executive materially breaches or violates any lawful material employment policy of the Company, which is detrimental to the Company, including those prohibiting harassment of another employee, and after written notice thereof which sets forth in detail the specific respects in which the Board of Directors believes Executive has breached an agreement or violated a policy, Executive fails to correct such breach or violation within 30 days after being served with written notice.

c. “Change of Control.” As used in this Agreement, “Change of Control” shall mean the sale of all or substantially all of the assets of the Company to a non-affiliate, or any merger or consolidation of ActivCard Corp. with or into another corporation or any other transaction in which the holders of more than 50% of the shares of capital stock of ActivCard Corp. outstanding immediately prior to such transaction do not continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) 50% or more of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction. For further clarification, a reorganization or similar transaction amongst ActivCard Corp. and/or its affiliates shall not be deemed to constitute a Change of Control.

d. “Disability.” As used in this Agreement, “Disability” shall mean that Executive has failed to perform Executive’s duties under this Agreement after reasonable accommodation by the Company for a period of not less than 180 consecutive days (or 180 days during any twelve-month period) as a result of Executive’s incapacity due to physical or mental injury, disability, injury or illness.

9 CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

Executive’s acceptance and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Employee Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”) a copy of which attached hereto as Exhibit C, prior to or on Executive’s first day of employment.

10 CERTAIN RESTRICTIONS

a. Competitive Activity. Executive agrees that, during the term of Executive’s employment and, if Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, continuing until the expiration of one year following the termination of Executive’s employment with the Company, without the prior written consent of the Board of Directors, Executive will not, directly or indirectly, as an employee, agent, consultant, advisor, owner, manager, lender, officer, director, partner, stockholder, or otherwise, engage in any Competitive Activity, or have any such relationship with any person or entity that engages in any Competitive Activity; provided, however, that nothing in this Agreement will prohibit Executive from owning a passive investment of less than one percent of the outstanding equity securities of any company listed on any national securities exchange so long as Executive has no other relationship with such company in violation of this Agreement. “Competitive Activity” means developing, manufacturing, licensing and selling products for authentication solutions and systems for the issuance, usage and management of digital identities.

b. Agreement Not to Solicit Employees. Executive agrees that, during the term of Executive’s employment and continuing until the expiration of one year following the termination of Executive’s employment with the Company, Executive will not, either directly or indirectly, on Executive’s own behalf or in the service or on the behalf of others solicit, divert, or hire away, or attempt to solicit, divert, or hire away any person then employed by the Company, nor encourage anyone to leave the Company’s employ.

c. Agreement Not to Solicit Customers. Executive agrees that, during the term of Executive’s employment and continuing until the expiration of one year following the termination of Executive’s employment with the Company, Executive will not, either directly or indirectly, on Executive’s own behalf or in the service or on behalf of others, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, for the purpose of licensing or selling products for authentication solutions or systems for the issuance, usage and management of digital identities to (i) any person or entity whose account with the Company was sold or serviced by or under Executive’s supervision during the twelve months preceding the termination of such employment, or (ii) any person or entity whose account with the Company has been directly solicited at least twice by the Company within the year preceding the termination of employment.

d. Reasonableness. Executive and the Company agree that the covenants set forth in this Agreement are appropriate and reasonable when considered in light of the nature and extent of the Company’s business. Executive further acknowledges and agrees that (i) the Company has a legitimate interest in protecting the Company’s business activities and its current, pending, and potential trade secrets; (ii) the covenants set forth herein are not oppressive and contain reasonable limitations as to time, scope, and activity; (iii) the covenants do not harm in any manner whatsoever the public interest; (iv) Executive’s chosen profession, trade, or business is in marketing, selling and general management of software products (the “Profession”) (v) the Competitive Activity is only a very small or limited part of the Profession, and Executive can work in many different jobs in Executive’s Profession besides the Competitive Activity; (vi) the covenants set forth herein do not completely restrain Executive from working in Executive’s Profession, and Executive can earn a livelihood in Executive’s Profession without violating any of the covenants set forth herein; (vii) Executive has received and will receive substantial consideration for agreeing to such covenants, including without limitation the consideration to be received by Executive under this Agreement; (viii) if Executive were to work for a competing company that engages in Competitive Activity, there would be a substantial risk that Executive would inevitably disclose trade secrets to that company; (ix) the Company competes with other companies that engage in Competitive Activity, and if Executive were to engage in prohibited activities, it would harm the Company; (x) the Company expends considerable resources on hiring, training, and retaining its Executives and if Executive were to engage in prohibited activities during the Non-Solicitation Period, it would harm the Company; and (xi) the Company expends considerable resources acquiring, servicing, and retaining its Customers and if Executive were to engage in prohibited activities during the Non-Solicitation Period, it would harm the Company.

11 AT-WILL EMPLOYMENT

Executive’s employment with the Company shall be for no specified period or term and shall constitute “at-will” employment. Accordingly, Executive is free to terminate Executive’s employment at any time, with or without Cause, for any or no reason, and the Company is free to terminate Executive’s employment at any time, with or without Cause, for any or no reason subject to the provisions of Section 6 of this Agreement. Any contrary representations which may have been made or which may be made to Executive are superseded by this Agreement.

12 INDEMNIFICATION

As an officer and director of the Company, Executive shall be entitled to be indemnified by the Company to the maximum extent provided under the Company’s by-laws and applicable law and to receive the benefits of any director and officer liability insurance obtained by the Company from time to time, subject to the terms, provisions and conditions of any such insurance. Expenses (including reasonable legal fees and expenses) incurred by Executive in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of Executive to repay such amount if it shall be determined that Executive is not entitled to be indemnified.

13 APPLICABLE LAW; SEVERABILITY

This Agreement shall be governed by the laws of the State of California, without reference to rules relating to conflicts of law. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision.

14 DISPUTE RESOLUTION

Executive and the Company agree to arbitrate any dispute, claim, or controversy arising out of this Agreement or Executive’s employment. The arbitration shall be conducted by a single neutral arbitrator in accordance with the rules issued by JAMS for resolution of employment disputes. The arbitration shall take place in the City of San Francisco. The Company will pay the fee for the arbitration proceeding, as well as any other charges by JAMS. The arbitrator shall issue a written decision or award. The decision or award of the arbitrator shall be final and binding upon the Company and Executive. The arbitrator shall have the power to award any type of relief that would be available in a court of competent jurisdiction. Any award may thereafter be entered as a judgment in any court of competent jurisdiction. Executive agrees that any relief to which he is entitled arising out of said arbitration shall be limited to that awarded by the arbitrator. Executive agrees to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims. Failure to demand arbitration within the prescribed time period shall result in waiver of any claims. Executive agrees to waive any right he may have to a jury trial with respect to any dispute or claim against the Company relating to this Agreement, his employment, his termination from employment, or any terms and conditions of his employment with the Company. Executive shall be responsible for his own attorney’s fees and costs provided, however, the Company shall pay for Executive’s attorney’s fees and costs in the event Executive prevails on any substantive issue in the arbitration.

15 SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon the Company’s successors and assigns and upon Executive’s heirs, executors, administrators, estate, successors and assigns. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets, which becomes bound by this Agreement. Executive may not assign this Agreement.

16 NO INCONSISTENT OBLIGATIONS

By signing this Agreement and accepting this offer of employment, Executive represents and warrants to the Company that Executive is under no obligations or commitments, whether contractual or that otherwise, that are inconsistent with Executive’s obligations set forth in this Agreement or otherwise restrict Executive’s ability to enter into this Agreement or fully perform the services required hereunder. Executive also represents and warrants that Executive will not use or disclose, in connection with Executive’s employment by the Company, any trade secrets or other proprietary information or intellectual property in which Executive or any other person has any right, title, or interest and that Executive’s employment by the Company as contemplated by this Agreement will not infringe upon or violate the rights of any other person or entity. Executive represents and warrants to the Company that Executive has returned all property and confidential information belonging to any prior employers.

17 EXPENSES

The Company and Executive shall bear their respective legal and other fees and expenses with respect to this Agreement; provided, however, if this Agreement is consummated, the Company shall reimburse Executive for up to $5,000 in professional fees related to the review and negotiation of this Agreement and related documents.

18 ENTIRE AGREEMENT

This Agreement and the Exhibits, including the Confidentiality Agreement, set forth the full and complete agreement between the Company and Executive regarding the subject matter hereof and supersede any and all prior representations or agreements between Executive and the Company, if any, whether written or oral, except for the stock option agreements and stock purchase agreements referenced above. This Agreement may not be modified or amended except by a written agreement, signed by Executive and a member of the Board of Directors. No failure on the part of the Company or Executive to exercise any power, right or privilege or remedy under this Agreement, and no delay on the part of the Company or Executive in such exercise shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other further exercise thereof or any other power, right, privilege or remedy. Any waiver must be in writing and executed by the parties. The captions contained in this Agreement are for convenience only and shall not be considered part of this Agreement. All definitions used in this Agreement shall apply to the Exhibits to this Agreement and other related documentation signed simultaneously.

This Agreement may be executed in two or more counterparts and delivered by facsimile, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

DATED: 29 May 2004	/s/ Ben C. Barnes
Ben C. Barnes

DATED: 29 May 2004	ACTIVCARD CORP.

	By:	/s/ William P. Crowell
	Title:	Chairman